Exhibit 2.1(d)



                             SECOND AMENDMENT

                                   TO

                       RECEIVABLES PURCHASE AGREEMENT



                  THIS SECOND AMENDMENT dated as of July 16, 1998 (this "Amendment") to the Receivables Purchase Agreement, dated as of March 25, 1997 as amended and supplemented from time to time prior to the date hereof, (the "Receivables Purchase Agreement"), by and among CONE RECEIVABLES LLC, a Delaware limited liability company, as seller (the "Seller"), CONE MILLS CORPORATION, a North Carolina corporation, as servicer (the "Servicer") and in its individual capacity, and DELAWARE FUNDING CORPORATION, a Delaware corporation, as buyer (the "Buyer's"), is by and among the parties listed above. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

                              RECITALS

                  WHEREAS, the parties to the Receivables Purchase Agreement desire to amend the Receivables Purchase Agreement to increase the Maximum Net Investment of the facility as provided below;

                  NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

                  SECTION 1. Amendment to Section 1.01 of the Receivables Purchase Agreement. The definition of "Maximum Net Investment" in
Section 1.01 of the Receivables Purchase Agreement is hereby amended in its entirety and now reads as follows:

                  "Maximum Net Investment" shall mean $50,000,000 unless otherwise increased with the consent of the Buyer or reduced as provided in Section 2.11(a) hereof; provided however, that at all times on and after the Expiration Date, the "Maximum Net Investment" shall mean the Net Investment.

                  SECTION 2. Receivables Purchase Agreement in Full Force and Effect as Amended. Except as specifically stated herein, all of the terms and conditions of the Receivables Purchase Agreement shall remain in full force and effect. All references to the Receivables

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Purchase Agreement in any other document or instrument shall be deemed to mean the Receivables Purchase Agreement, as amended by this Amendment. This Amendment shall not constitute a novation of the Receivables Purchase Agreement, but shall constitute an amendment thereto. The parties hereto agree to be bound by the terms and obligations of the Receivables Purchase Agreement, as amended by this Amendment, as though the terms and obligations of the Receivables Purchase Agreement were set forth herein.

                  SECTION 3. Prior Understandings. This Amendment sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, written or oral.

                  SECTION 4. Effectiveness. The amendments provided for by this Amendment shall become effective as of the date hereof, upon receipt by the Buyer of (a) executed counterparts of this Amendment and (b) a certificate of an officer of each of the Seller and the Servicer to the effect that the representations and warranties in
Section 5.01 and 5.03, as applicable, of the Receivables Purchase
Agreement are true and correct as of the date hereof and that no Termination Event or Potential Termination Event shall exist as of the date hereof.

                  SECTION 5. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

                  SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed and delivered by their duly authorized officers as of the date hereof.



                           CONE RECEIVABLES LLC,

                           Cone Mills Corporation,
                           its sole member

                           /s/ David E. Bray
                           Title:   Treasurer
                           CONE MILLS CORPORATION

                           By: /s/ Anthony L. Furr
                           Title:  Chief Financial Officer
                                 & Vice President


                           DELAWARE FUNDING CORPORATION,

                           Morgan Guaranty Trust
                           Company of New York, as
                           attorney-in-fact for
                           Delaware Funding Corporation

                           /s/ Richard A. Burke
                           Title:   Vice President


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